Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Annual and Quarterly Operating Results

SAN FRANCISCO, February 19, 2015 — The Federal Home Loan Bank of San Francisco today announced its 2014 operating results. Net income for 2014 was $205 million, compared with $308 million for 2013. Net income for the fourth quarter of 2014 was $45 million, compared with net income of $74 million for the fourth quarter of 2013.

The decreases in net income for 2014 and the fourth quarter of 2014 relative to the prior-year periods reflected a decrease in other income, partially offset by an increase in net interest income.

Net interest income for 2014 was $539 million, up from $482 million for 2013. Net interest income for the fourth quarter of 2014 was $133 million, up from $127 million for the fourth quarter of 2013. The increases were primarily due to improved spreads on interest-earning assets, including the accretion of yield adjustments on certain other-than-temporarily impaired private-label residential mortgage-backed securities (PLRMBS) resulting from improvement in expected cash flows, partially offset by a decrease in earnings on invested capital because of lower average capital balances and the lower interest rate environment.

Other income/(loss) for 2014 was a loss of $154 million, compared with income of $5 million for 2013. The change reflected net fair value losses associated with derivatives, hedged items, and financial instruments carried at fair value of $94 million (compared with net fair value losses of $29 million for 2013), which were due to the effects of changes in market interest rates, interest rate spreads, interest rate volatility, and other market factors during the period. The change also reflected expense on derivative instruments used in economic hedges of $64 million (compared with income of $34 million for 2013). Income/expense on derivative instruments used in economic hedges is generally offset by interest expense/income on the economically hedged assets and liabilities.

Other income/(loss) for the fourth quarter of 2014 was a loss of $40 million, compared with loss of $5 million for the fourth quarter of 2013. The change primarily reflected net fair value losses associated with derivatives, hedged items, and financial instruments carried at fair value of $30 million (compared with net fair value gains of $4 million for the fourth quarter of 2013), which were due to the effects of changes in market interest rates, interest rate spreads, interest rate volatility, and other market factors during the period.

During 2014, total assets decreased $10.0 billion, to $75.8 billion at December 31, 2014, from $85.8 billion at December 31, 2013. Advances decreased $5.4 billion, or 12%, to $39.0 billion at December 31, 2014, from $44.4 billion at December 31, 2013. In total, 83 members increased their use of advances during 2014, while 68 institutions reduced their advances borrowings. In addition, investments decreased $3.3 billion, or 9%, to $32.0 billion at December 31, 2014, from $35.3 billion at December 31, 2013, primarily as a result of principal repayments on the Bank's mortgage-backed securities portfolio.

Accumulated other comprehensive income/(loss) increased by $201 million during 2014, to income of $56 million at December 31, 2014, from a loss of $145 million at December 31, 2013, primarily as a result of improvement in the fair value of PLRMBS classified as available-for-sale.

As of December 31, 2014, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 8.4%, exceeding the 4.0% requirement. The Bank had $6.4 billion in permanent capital, exceeding its risk-based capital requirement of $3.2 billion. Total retained earnings as of December 31, 2014, were $2.4 billion.

As of December 31, 2014, the Bank’s excess capital stock totaled $1.1 billion. The Bank plans to repurchase $750 million in excess capital stock on March 20, 2015. This repurchase, combined with the estimated redemption of up to $5 million in mandatorily redeemable capital stock during the first quarter, will reduce the Bank’s excess capital stock by up to $755 million.

Today, the Bank’s Board of Directors declared a cash dividend on the capital stock outstanding during the fourth quarter of 2014 at an annualized rate of 7.11%. The dividend will total $74 million, including $15 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the first quarter of 2015. The Bank expects to pay the dividend on or about March 19, 2015.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Dec. 31, 2014	Dec. 31, 2013
Total Assets	$75,807	$85,774
Advances	38,986	44,395
Mortgage Loans Held for Portfolio, Net	708	905
Investments[1]	31,949	35,260
Consolidated Obligations:
Bonds	47,045	53,207
Discount Notes	21,811	24,194
Mandatorily Redeemable Capital Stock	719	2,071
Capital Stock - Class B - Putable	3,278	3,460
Unrestricted Retained Earnings	294	317
Restricted Retained Earnings	2,065	2,077
Accumulated Other Comprehensive Income/(Loss)	56	(145)
Total Capital	5,693	5,709

Selected Other Data at Period End	Dec. 31, 2014	Dec. 31, 2013
Regulatory Capital Ratio[2]	8.38%	9.24%

	Three Months Ended		Twelve Months Ended
Selected Operating Results for the Period	Dec. 31, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
Net Interest Income	$133	$127	$539	$482
Provision for/(Reversal of) Credit Losses on Mortgage Loans	—	(1)	—	(1)
Other Income/(Loss)	(40)	(5)	(154)	5
Other Expense	41	35	144	128
Affordable Housing Program Assessment	7	14	36	52
Net Income	$45	$74	$205	$308

Selected Other Data for the Period
Net Interest Margin[3]	0.67%	0.59%	0.64%	0.56%
Operating Expenses as a
Percent of Average Assets	0.19	0.15	0.16	0.13
Return on Average Assets	0.22	0.34	0.24	0.35
Return on Average Equity	3.14	5.20	3.58	5.36
Annualized Dividend Rate[4]	7.40	5.65	7.02	3.99
Average Equity to Average Assets Ratio	7.16	6.46	6.75	6.55

1.
Investments consist of Federal funds sold, trading securities, available-for-sale securities, held-to-maturity securities, securities purchased under agreements to resell, and loans to other Federal Home Loan Banks.

2.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of December 31, 2014, was $6.4 billion.

3.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

4.	Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “plans,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com